Exhibit 10.3

Thrift Incentive Stock Purchase
Plan For Certain Employees of
Cullen/Frost Bankers, Inc.

Amended and Restated
Effective January 1, 2009

Contents
Article 1. Establishment and Purpose    1
1.1 Establishment    1
1.2 Purpose    1
1.3 Application of Plan    1
Article 2. Definitions and Construction    1
2.1 Definitions    1
2.2 Gender and Number    2
Article 3. Eligibility and Participation    2
3.1 Eligibility    2
3.2 Participation    2
3.3 Active Participation    3
Article 4. Contributions    3
4.1 Contributions    3
4.2 Participant Contributions    3
4.3 Employer Contributions    3
4.4 December Contributions    3
Article 5. Vesting in Accounts    3
5.1 Vesting    3
Article 6. Investment Provisions    3
6.1 Funding    3
6.2 Cullen/Frost Common Stock    4
6.3 Cash    4
6.4 Custody of Shares    4
Article 7. Accounts    4
7.1 Individual Accounts    4
7.2 Thrift Recordkeeping Account    5
7.3 Allocation of Thrift Recordkeeping Account    5
7.4 Distributions    5
7.5 Fractional Shares    5
Article 8. Administration of the Plan    5
8.1 Powers and Duties of Committee    5
8.2 Finality of Determination    6
8.3 Expenses    6
8.4 Indemnification    6
8.5 Insurance    7
Article 9. Claims Procedure    7
9.1 Claims Procedure    7
9.2 Not an ERISA Plan    8

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Article 10. Amendment of the Plan    8
10.1 In General    8
10.2 Notice to Participants    8
10.3 Binding on all Employers    8
Article 11. Termination of the Plan    9
11.1 In General    9
11.2 Affect on Employer    9
11.3 Continuation by Successor    9
Article 12. Adoption of the Plan by a Subsidiary    9
12.1 Adoption    9
12.2 Termination of Subsidiary Status    9
12.3 Withdrawal of Participating Subsidiary    9
Article 13. Miscellaneous    9
13.1 Nonalienation    9
13.2 Plan Not an Employment Contract    9
13.3 Incompetency    9
13.4 Severability    10
13.5 Applicable Law    10
Appendix A. Participating Employers Under the Plan    12

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Article 1. Establishment and Purpose

1.1 Establishment
Cullen/Frost Bankers, Inc. (“Cullen/Frost”) previously established and presently maintains the Thrift Incentive Stock Purchase Plan for Certain Employees of Cullen/Frost Bankers, Inc. (“Plan”). The Plan was originally established in 1986. The Plan was previously amended and restated effective as of January 1, 1991. Effective January 1, 2009, the Plan is further amended and restated to consolidate amendments made to the Plan since 1991 and to clarify that the Plan is not designed to provide deferred compensation and is intended to be exempt from Code section 409A.
1.2 Purpose
It is the intent of this Plan to provide current compensation that is reasonably comparable to other benefits an Eligible Employee would be able to receive during a relevant Plan Year under The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (“The 401(k) Stock Purchase Plan”) if it were not for the maximum annual compensation limit in effect under Code section 401(a)(17)A) (“Code Limitation”).
The Plan is not intended to provide deferred compensation. Specifically, the Plan is designed to be exempt from Code section 409A by virtue of the short-term deferral exemption provided for at Treasury Regulations section 1.409A-1(b)(4). The purposes of the Plan shall continue to include:

(a)	Providing an opportunity for Eligible Employees to become shareholders of Cullen/Frost, thereby strengthening their direct interest in the progress and success of Cullen/Frost, and

(b)	Assisting the Employer in attracting and retaining capable personnel.

1.3 Application of Plan
The provisions of this Plan as set forth herein are applicable only to the Eligible Employees of an Employer in current employment on or after January 1, 2009, except as specifically provided in this Plan.
Article 2. Definitions and Construction

2.1 Definitions
Except as otherwise indicated, the defined terms used in The 401(k) Stock Purchase Plan shall have the same defined meanings when used in this Plan. Whenever used in this Plan, the following terms shall have the meaning set forth below unless otherwise expressly provided:

(a)
“Account” means the recordkeeping account which is maintained in the name of a Participant to account for his total proportionate interest in the Thrift Recordkeeping Account and which consists of the sum of the following subaccounts:

(1)
“Employer Contribution Account” means that portion of the Participant’s Account which represents the Employer Contributions made on his behalf by an Employer under Article 4, including any items attributable thereto and allocated under the Thrift Recordkeeping Account as provided in Plan section 7.3; and

(2)
“Participant Contribution Account” means that portion of such Participant’s Account which represents Participant Contributions made on behalf of such Participant under Article 4, including any items attributable thereto and allocated under the Thrift Recordkeeping Account as provided in Plan section 7.3.

(b)	“Beneficiary” means the person, persons or trust designated by a Participant under The 40l(k) Stock Purchase Plan to receive the Participant’s benefits under such plan in the event of his death.

(c)	“Claimant” means a Participant, or any beneficiary thereof, who makes a claim, subsequently denied by the Committee, for benefits under the Plan.

(d)	“Code” means the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time.

(e)	“Committee” means the administrative committee appointed pursuant to Plan section 8.1.

(f)	“Common Stock” means the common stock of Cullen/Frost Bankers, Inc.

(g)	“Compensation” means a Participant’s base pay.

(h)	“Contributions” means the Contributions provided for pursuant to Article 4, which shall include the following types of Contributions:

(1)	“Participant Contributions”, as described in Plan section 4.2; and

(2)	“Employer Contributions”, as described in Plan section 4.3.

(i)	“Cullen/Frost” means Cullen/Frost Bankers, Inc., a Texas corporation, with its office and principal place of business in Bexar County, Texas.

(j)	“Credited Earnings” means the earnings amounts, if any, credited to the Thrift Recordkeeping Account, as provided in Plan section 6.3.

(k)	“Effective Date” means January 1, 2009.

(l)
“Eligible Employee” means an Employee of an Employer who has been designated by the Committee as eligible for participation under the Plan. Such Employee shall continue as an Eligible Employee so long as he remains employed in an Eligible Employee status as designated by the Committee. Plan section 3.1 provides additional information about Eligible Employees.

(m)
“Employee” means any person who is receiving remuneration for services rendered to an Employer. Any person who serves an Employer solely as a director, or who is receiving a pension (but not including in-service pension payments while actively employed), retirement allowance or severance pay, shall not be deemed to be an Employee.

(n)
“Employer” means Cullen/Frost or any other employing entity which is a Subsidiary of Cullen/Frost and which, with the approval of the Board of Directors of Cullen/Frost, adopts the Plan by appropriate action for the benefit of its Eligible Employees. References to “Employer” throughout the Plan shall be construed to relate to a particular Employer who employs one or more Eligible Employees, except where the context indicates otherwise.

(o)
“Fair Market Value” means the price per share of Cullen/Frost Common Stock based upon the closing bid price on the principal national securities exchange on which such Common Stock is then listed or admitted to trading or, if such Common Stock is not then listed or admitted to trading on any national securities exchange, such price shall be based upon the average of the closing bid and asked prices of such Common Stock in the over-the-counter market, as reported on the NASDAQ Quotation System, or such other system that may supersede it.

(p)	“Independent Agent” means any person or entity selected and employed by the Committee ‘as provided in Plan section 6.2.

(q)	“Participant” means an Eligible Employee described in Plan section 3.2. An “Active Participant” means a Participant described in Plan section 3.3.

(r)	“Plan” means the Thrift Incentive Stock Purchase Plan for Certain Employees of Cullen/Frost Bankers, Inc. as it is herein set forth, or as it may be amended and/or restated from time to time.

(s)	“Plan Administrator” means the person appointed pursuant to Plan section 8.1.

(t)	“Plan Year” means the 12-consecutive month period ending on December 31 of a year.

(u)	“Subsidiary” means any national banking association, state banking association or corporation, the majority of whose voting stock is owned directly or indirectly by Cullen/Frost.

(v)	“The 401(k) Stock Purchase Plan” means The 401(k) Stock Purchase Plan For Employees of Cullen/Frost Bankers, Inc. and Its Affiliates, as amended from time to time.

(w)
“Thrift Recordkeeping Account” means the recordkeeping account maintained to account for the total Employer Contributions and Participant Contributions for a Plan Year, including any Credited Earnings, dividends or other items allocated pursuant to Plan sections 7.2 and 7.3. The Thrift Recordkeeping Account may coincide with investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing the benefits described in this Plan; provided, however, no trust or fiduciary relationship shall be created as further discussed in Plan section 6.1.

2.1 Gender and Number
Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular or plural shall also include the opposite number.
Article 3. Eligibility and Participation

3.1 Eligibility
Each Employee who is an Eligible Employee will automatically participate in the Plan, and shall become a Participant in the Plan as described in Plan section 3.2. All determinations as to an Employee’s status as an Eligible Employee shall be made by the Committee, whose determinations shall be final and binding on all Employees. The Committee shall provide each Eligible Employee with notice of his status as a Participant. Such notice may be given at such time and in such manner as the Committee may determine from time to time.
3.2 Participation
Each Eligible Employee shall become a Participant under the Plan as provided in Plan section 3.3. Thereafter, such Eligible Employee shall continue as a Participant under the Plan so long as there is a balance credited to his Account under the Plan. The term “Participant” shall include an Eligible Employee who (a) is an “Active Participant,” and (b) any former “Active Participant” who is an Eligible Employee, and an Employee other than an Eligible Employee or a former Employee who was previously an Eligible Employee.

3.3 Active Participation
An Eligible Employee shall become an “Active Participant” under the Plan on the date when it is determined that the Participant will make Participant Contributions under this Plan, and such Eligible Employee shall remain an Active Participant under this Plan for so long as the Participant remains eligible to make Participant Contributions under this Plan. As provided in Article 4, only Active Participants shall be eligible to make Participant Contributions and receive Employer Contributions under the Plan.
Article 4. Contributions

4.1 Contributions
There are two types of Contributions provided for under the Plan, the Participant Contributions described in Plan section 4.2 and the Employer Contributions described in Plan section 4.3.
4.2 Participant Contributions
For each Plan Year, each Active Participant shall be eligible to have contributed Participant Contributions under the Plan in an amount equal to six percent of such Active Participant’s Compensation in excess of the maximum annual compensation limit in effect under Code section 401(a)(17)(A) for the relevant Plan Year. Provided further, that for each Plan Year each Active Participant who also participates in The 40l(k) Stock Purchase Plan will be assumed to have made pre-tax deferrals equal to the Code section 402(g) limit in effect for such Plan Year.
The Committee shall make such determinations at such times as the Code Limitation is applied under The 401(k) Stock Purchase Plan; and the amount of the Participant Contributions so determined for each Active Participant shall be paid to the Committee by the Active Participant’s Employer as soon as administratively practicable after each determination is made.
4.3 Employer Contributions
For each Plan Year, each Employer shall make Employer Contributions on behalf of each Active Participant employed by such Employer in an amount equal to 100 percent of any Participant Contributions as described in Plan section 4.2 for each pay period, provided, however, that only Participant Contributions (as described in Plan section 4.2) shall be eligible for corresponding Employer contributions.
Employer Contributions to be made on behalf of an Active Participant for any Plan Year shall be determined by reference to each pay period within such Plan Year during which the Active Participant is an Active Participant under this Plan. The Employer Contributions determined for each Active Participant for each pay period shall be paid to the Plan by the Active Participant’s Employer as soon as administratively practicable following such determination.
4.4 December Contributions
During early December of each Plan Year, the Committee shall make all final determinations with respect to the Participant Contributions and Employer Contributions of all Active Participants for the Plan Year. Such determinations in December of the Plan Year shall be based on an estimate of the impact of the Code Limitation on the Active Participants for the Plan Year. All such estimates shall be made only to the extent actual amounts are unknown. All resulting Participant Contributions and Employer Contributions based on such final determinations shall then be paid by the Employers to the Committee as soon as administratively practicable, but no later than December 31 of such Plan Year. The final determinations under this Plan section 4.4 shall be final and conclusive for the Plan Year and no additional Participant Contributions or Employer Contributions shall be credited or payable with respect to the Plan Year.
Article 5. Vesting in Accounts

5.1 Vesting
Each Plan Year a Participant shall have a 100 percent nonforfeitable interest in the portion of his Account which is distributed to him (or his Beneficiary, if applicable) in accordance with Plan section 7.4 effective as of the date the distribution is made.
Article 6. Investment Provisions

6.1 Funding
All amounts paid under this Plan shall be paid in Cullen/Frost Common Stock and cash from the general assets of the Employer. Benefits shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. The amounts so held under the Plan shall continue to be general assets of the Employer. No Eligible Employee shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing the benefits described in this Plan.

Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employer or Cullen/Frost and an Eligible Employee or any other person. No Eligible Employee o Beneficiary of an Eligible Employee shall acquire any interest greater than that of an unsecured creditor.
6.2 Cullen/Frost Common Stock
With respect to each Plan Year, all Contributions under the Plan, both by the Participants and the Employers, shall be invested in whole shares of Cullen/Frost Common Stock. The investment in such whole shares of Cullen/Frost Common Stock shall automatically be made by the investment method described in subsection (a) below, to the extent such method is permitted by applicable law. However, the Committee may from time to time determine that such shares shall be invested in the investment method as described in subsection (b) below. The investment methods for investing in whole shares of Cullen/Frost Common Stock are as follows:

(a)
Unless the Committee determines that the investment method in subsection (b) is to be used, the investment of Contributions shall be effected through purchases from Cullen/Frost out of its authorized but unissued shares of Common Stock, such purchases shall be effected as follows: The Committee shall select and employ an Independent Agent who shall, from time to time at the sole discretion of such Independent Agent, invest all Contributions in whole shares of Cullen/Frost Common Stock. Such shares shall be purchased, in the name of the Independent Agent, directly from Cullen/Frost. Shares of Cullen/Frost Common Stock shall be purchased periodically or from time to time on a reasonably current basis and at prices not in excess of Fair Market Value. Cullen/Frost shall exercise no control or influence over the time or the price at which shares of Cullen/Frost Common Stock are to be purchased or the amount of shares of Cullen/Frost Common Stock that are to be purchased. The Committee shall hold Contributions pending the purchase of such shares.

(b)
In the event that the Committee determines that the investment of Contributions shall be effected through purchases in the open market, such purchases shall be effected as follows: The Committee shall select and employ an Independent Agent who shall, from time to time at the sole discretion of such Independent Agent, invest all Contributions in whole shares of Cullen/Frost Common Stock. Such shares shall be purchased, in the name of the Independent Agent, in private transactions or on the principal national securities exchange on which such Common Stock is listed or admitted to trading or, if such Common Stock is not then listed or admitted to trading on any national securities exchange, then in the over-the-counter market. Shares of Cullen/Frost Common Stock shall be purchased periodically or from time to time on a reasonably current basis and at prices not in excess of the then current market price. Cullen/Frost shall exercise no control or influence over the time or the price at which shares of Cullen/Frost Common Stock are to be purchased, the amount of shares of Cullen/Frost Common Stock that are to be purchased, or the selection of the broker or dealer, if any, through or from whom such shares are to be purchased. The Committee shall hold Contributions pending the purchase of such shares.

6.3 Cash
All Contributions and other cash received from time to time by the Committee shall, whenever practicable, be invested by the Committee overnight in a money market or other similar instrument with an unaffiliated party and the interest earned thereon (“Credited Earnings”), if any, shall be allocated pursuant to Plan section 7.3 and distributed pursuant to Plan section 7.4. Monies in the Thrift Recordkeeping Account shall be retained in cash and invested as described above, when such amounts are estimated by the Committee to be too small to be invested in shares of Cullen/Frost Common Stock or when, in the opinion of the Committee, the purchase of Cullen/Frost Common Stock might involve a possible violation of any Federal or state securities law, or the rules and regulations thereunder. Other than as provided in this Plan section 6.3, cash distributed by the Committee to the Participants shall be distributed without Credited Earnings.
6.4 Custody of Shares
Prior to any allocation and division of shares in the manner provided in Plan section 7.3, the Independent Agent shall hold in custody all shares of Cullen/Frost Common Stock purchased by it pursuant to the Plan and such shares shall be registered in the name of the Independent Agent or its nominee. Subsequent to any allocation and division of shares in the manner provided by Plan section 7.3, the Independent Agent shall make available to the Committee the number of shares required for distribution in accordance with the terms of the Plan. Shares not then needed for distribution shall remain in custody with the Independent Agent.
Article 7. Accounts

7.1 Individual Accounts
The Committee shall maintain for each Participant a record which shall reflect the sum of the Participant Contributions and Employer Contributions contributed on behalf of such Participant during the Plan Year.

7.2 Thrift Recordkeeping Account
The Committee shall maintain for all Participants as a group, a record which shall reflect the sum of all Participant Contributions and the sum of all Employer Contributions during the Plan Year plus such other items as received during the Plan Year (as indicated in Plan section 7.3), less any expenses chargeable to the Account.
7.3 Allocation of Thrift Recordkeeping Account
As of December 15 of each Plan Year, or as soon thereafter as administratively practicable, the Committee shall allocate the following items reflected on the records of the Thrift Recordkeeping Account for the Plan Year, to the extent purchased or received during such Plan Year, including:

(a)	The total number of shares of Cullen/Frost Common Stock purchased,

(b)
The total number of shares of Cullen/Frost Common Stock received under a stock dividend, stock split or any similar distribution of shares which are registered in the name of the Independent Agent or its nominee under the Plan,

(c)	Any cash Contributions which have not been invested in shares of Cullen/Frost Common Stock,

(d)	All cash dividends received on shares registered in the name of the Independent Agent or its nominee, and

(e)	Any Credited Interest pursuant to Plan section 6.3.

Such allocation shall be made as follows: The number of shares, including fractional amounts thereof to the nearest hundredth, and cash, shall be allocated to each Participant in the same proportion as the sum of the Contributions contributed on the Participant’s behalf during such Plan Year bears to the sum of the Contributions contributed on behalf of all Participants in the Plan as of the date such allocation is to be made under this Plan section 7.3. The total number of shares, and cash, to be allocated to each such Participant shall then be allocated and credited to the Participant Contribution Account (if applicable) and Employer Contribution Account of such Participant in the proportion the Participant’s Participant Contributions and Employer Contributions, respectively, bears to the Participant’s total Contributions for such Plan Year. All allocations of the Thrift Recordkeeping Account under this Plan section 7.3 shall be made after adjustments have been made for expenses chargeable to the Account (if any) and after any distributions pursuant to Plan sections 7.4(b) or 7.4(c) have been properly reflected.
7.4 Distributions
Distributions with respect to Participants under the Plan shall be made in accordance with the following provisions:

(a)
Annual Distributions. Subsequent to the allocation of shares and cash as provided in Plan section 7.3, the Committee shall cause the whole shares of Cullen/Frost Common Stock allocated to the Participant’s Employer Contribution Account, and the whole shares allocated to his Participant Contribution Account, to be issued in the name of such Participant in one or more stock certificates; and the Committee shall then distribute such stock certificate(s), and any remaining cash in such Accounts, to such Participant as soon as administratively practicable. All such distributions under this Plan section 7.4 shall be made by no later than December 31 of such Plan Year.

(b)	Death Distributions. A distribution shall be made to the Participant’s Beneficiary in the same manner, as described in subsection (c).

(c)
Other Terminations of Employment. Whenever a Participant terminates employment during a Plan Year and prior to December 15, the provisions of Plan section 7.3 shall be applied as if such termination date was the allocation date provided for in Plan section 7.3; and such Participant shall then receive a distribution in accordance with the provisions of subsection (a). All distributions under this subsection (c) shall be made as soon as administratively practicable following such termination of employment, but not later than December 31 of the Plan Year in which the termination of employment occurs.

7.5 Fractional Shares
Whenever, in accordance with Plan section 7.3, fractional amounts of shares are allocable to a Participant’s Participant Contribution Account and/or his Employer Contribution Account, such fractional amounts shall be sold by the Independent Agent in the open market. The cash proceeds from the sale of any such fractional shares shall then be allocated and credited to the applicable Participant’s Account from which the fractional shares were originally allocated.
Article 8. Administration of the Plan

8.1 Powers and Duties of Committee
This Plan shall be administered by the Committee. The Committee shall have all necessary rights and authority granted to allow for the effective administration of the Plan, which shall include the full power, discretion and authority to interpret, construe and administer this Plan. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Committee.

8.2 Finality of Determination
The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon each Participant, each Beneficiary, and all other persons.
8.3 Expenses
The expenses of administering this Plan shall be borne by the Employers in the proportions determined by the Committee.
8.4 Indemnification

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b).

(1)	The Committee; and

(2)
Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board of Directors who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non fiduciary administrative task relating to the Plan.

(b)
The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this Plan section 8.4 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer,

(iii)	Its General Counsel,

(iv)	Treasurer, or

(v)	Group Executive Vice President, HR.

(B)
The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 8.4 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this Plan section 8.4 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)
No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 8.4 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)
No Indemnified Person shall be indemnified under this Plan section 8.4 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)
Payments of any indemnity under this Plan section 8.4 shall only be made from assets of the Company. The provisions of this Plan section 8.4 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 8.4 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

8.5 Insurance
The Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Committee member (or the act of omission of its designee). To the extent permitted by law, the Committee may purchase insurance covering any member (or its designee) for any personal liability of such Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.
Article 9 Claims Procedure

9.1 Claims Procedure
All decisions made under the procedure set out in this Plan section 9.1 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 9.1, including the appeal permitted pursuant to subsection (c).

(a)
The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)
The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)
Any claim for benefits under the Plan, pursuant to this Plan section 9.1, shall be filed with the Committee no later than three months after the date of the Participant’s termination of employment. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 9.1:

(A)
A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 9.1.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)
If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)
An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(c)
Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b)), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)
Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)
The Plan provides that no lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 9.1, including the appeal permitted pursuant to subsection (c). In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to subsection (d).

9.2 Not an ERISA Plan
While the claims procedure outlined in this Article 9 is a procedure which is intended to meet the requirements of ERISA section 503 and U.S. Department of Labor Regulations section 2560.503-1, no inference should be taken by any Participant or Beneficiary on account of such condition. The Plan represents a payroll practice of the Employer and is specifically not an “employee pension benefit plan” or an “employee welfare benefit plan” within the meaning of ERISA section 3.
Article 10. Amendment of the Plan

10.1 In General
This Plan may be wholly or partially amended or otherwise modified at any time by the Board of Directors of Cullen/Frost, or the Committee, if such power is delegated by the Board of Directors to the Committee, provided, however, that

(a)	No amendment or modification may be made which would adversely affect the rights and privileges of Participants in shares held in custody by the Committee as provided in this Plan;

(b)	No amendment or modification may be made which would increase the duties or liabilities of the Committee, or the Independent Agent, without the written consent of the party so affected.

10.2Notice to Participants
Written notice of any amendment to the Plan shall be given by the Employer to its Participants, in such form as the Employer deems appropriate.
10.3 Binding on all Employers
Any amendment to the Plan shall be binding on all Employers. Written notice of any amendment to the Plan shall be given by Cullen Frost to the Employers, in such form as Cullen/Frost deems appropriate. Each Employer may, as provided in Plan section 12.3, terminate its participation in the Plan.

Article 11. Termination of the Plan

11.1 In General
Although it is anticipated that the Plan will be permanent, Cullen/Frost, pursuant to appropriate action by its Board of Directors, or the Committee, if such power is delegated by the Board of Directors to the Committee, expressly reserves the right to terminate the Plan at any time as to any one or more of the Employers by written notice to such Employer, all affected Participants, the Committee, and the Independent Agent.
11.2 Affect on Employer
If the Plan is terminated as to any Employer pursuant to Plan section 11.1, it shall be deemed that the current Plan Year of the Employer has ended and allocations and distributions shall be effected in the manner provided in Plan section 7.4(a).
11.3 Continuation by Successor
Unless the Plan be sooner terminated, a successor to the business or any portion thereof of an Employer, by whatever form or manner resulting, with the written consent of the Employer and Cullen/Frost, may continue the Plan by executing appropriate supplemental agreements and other documents and such successor shall succeed to all applicable rights, powers and duties of the Employer. The service of any Employee who is continued in the employ of such successor shall not be deemed to have been terminated or severed for any purpose under this Plan.
Article 12. Adoption of the Plan by a Subsidiary

12.1 Adoption
Any corporation which is a Subsidiary of Cullen/Frost may, with the approval of the Board of Directors of Cullen/Frost, adopt this Plan and thereby come within the definition of Employer under the Plan.
12.2 Termination of Subsidiary Status
If any corporation which has come within the definition of an Employer pursuant to Plan section 12.1 ceases to be a Subsidiary then, and in that event, the portion of the Thrift Recordkeeping Account allocable to the Participants of that former Subsidiary shall be determined by the Committee and the Plan shall be deemed to have been terminated as to such Subsidiary and such Participants pursuant to Plan section 11.2.
12.3 Withdrawal of Participating Subsidiary
Any corporation which has come within the definition of an Employer pursuant to Plan section 12.1 may terminate its participation under the Plan by providing 30 days’ prior written notice of its intent to so terminate its participation to the Board of Directors of Cullen/Frost, the Committee, and the Independent Agent. If participation in the Plan is terminated by any Employer pursuant to this Plan section 12.3, it shall be deemed that the current Plan Year of the Employer has ended and allocations and distributions shall be effected in the manner provided in Plan section 7.4(a).
Article 13. Miscellaneous

13.1 Nonalienation
Subject to any applicable provision of law to the contrary, if any Participant or any Beneficiary under the Plan shall become bankrupt or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit, except as may be specifically provided from time to time in the Plan, then such benefits may in the discretion of the Committee cease and terminate. In that event, the Committee may hold or apply the benefit or any part thereof to or for such Participant or Beneficiary, his spouse, children or other dependents, or any of them, in such manner and in such proportions as the Committee shall in its sole discretion determine.
13.2 Plan Not an Employment Contract
The establishment of the Plan shall not be construed as conferring any rights upon any Employee or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Employee or to treat him without regard to the effect such treatment might have upon him as a Participant under the Plan.
13.3 Incompetency
If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Committee may make distribution to such other person or persons or institution or institutions as, in the judgment of the Committee, shall then be maintaining or have custody over such distributee.

13.4 Severability
In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and Cullen/Frost shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.
13.5 Applicable Law
This Plan, all documents in connection with this Plan, and all distributions provided under this Plan shall, insofar as may lawfully be done, be governed, construed, and regulated in accordance with the laws of the State of Texas.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on December 31, 2008, but effective as of January 1, 2009.
Cullen/Frost Bankers, Inc.

By:	/s/ Richard W. Evans, Jr.

Its:	Chairman
Attest:

By:	/s/ Emily Skillman

Its:	Group Executive Vice President (Corporate Seal)

Appendix A. Participating Employers Under the Plan
The following employers are participating Employers under the Thrift Incentive Stock Purchase Plan for Certain Employees of Cullen/Frost Bankers, Inc. as of January 1, 2009, unless a later participation date is designated:
Cullen/Frost Bankers, Inc.
Frost National Bank